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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 8-K

                               CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) March 23, 1998
                                                        --------------

                         Aliant Communications Inc.
                  -----------------------------------------
            (Exact name of registrant as specified in its charter)


         Nebraska                   0-10516                47-0632436
----------------------------      ------------         ------------------
(State or other jurisdiction      (Commission             (IRS Employer
     of incorporation)            File Number)         Identification No.)


          1440 M Street, Lincoln, Nebraska                     68508
          ---------------------------------                    -----
      (Address of principal executive offices)               (Zip Code)


     Registrant's telephone number, including area code:  (402) 436-5289


       --------------------------------------------------------------
       (Former name or former address, if changed since last report)



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Item 5.  Other Events
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PRESS RELEASE:  ALIANT COMMUNICATIONS ANNOUNCES PROPOSED DEBT OFFERING

Lincoln, NE - Aliant Communications Inc. (NASDAQ:ALNT) announced today that it intends to offer $100,000,000 aggregate principal amount of debt securities.

If completed, Aliant intends to use the net proceeds of the offering (i) to repay $15 million of short-term debt incurred to fund the previously announced acquisition of the remaining 50% ownership interest in the Omaha Cellular General Partnership that Aliant did not already own, (ii) to redeem approximately $48 million in principal amount of Series K 9.91% First Mortgage Bonds of Aliant Communications Co., including a make-whole premium of approximately $4 million, (iii) to redeem all of the outstanding 5% preferred stock of Aliant Communications Co., including a redemption premium of approximately $225,000, and (iv) to repay approximately $31 million of the principal amount outstanding under one of the Company's bank credit facilities.

The make-whole premium of approximately $4 million that would be incurred in connection with the redemption of the Series K Bonds would require the Company to record a charge to earnings of approximately $2.4 million after income taxes in 1998, or an estimated $0.07 per share.

It is expected that Merrill Lynch and Morgan Stanley Dean Witter would underwrite the offering.

Aliant Communications Inc., headquartered in Lincoln, Nebraska, is a diversified communications company providing a comprehensive array of services and retail products to consumers, businesses, educational institutions, and government agencies, and wholesale network services to other communications companies. Web site: http://www.aliant.com/

A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Merrill Lynch & Co., 250 Vesey Street, New York, New York 10201, and Morgan Stanley Dean Witter, 1585 Broadway, New York, New York 10036.


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                                SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        ALIANT COMMUNICATIONS INC.


Date  March 23, 1998             /s/ Michael J. Tavlin
      --------------        -----------------------------------
                            Michael J. Tavlin, Vice President
                               Treasurer

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